Exhibit 99.1

Mark Barrenechea Appointed President and CEO of OpenText Effective January 2, 2012

John Shackleton to Retire After 13 Years of Executive Leadership

Waterloo, ON, December 15, 2011 – Open Text(TM) Corporation (NASDAQ:OTEX) (TSX: OTC), today announced that Mark Barrenechea has been named President and Chief Executive Officer of Open Text Corporation as of January 2, 2012. Current President and Chief Executive Officer John Shackleton will retire from his executive role and from the OpenText board of directors as of January 2, 2012.

Mark Barrenechea: An Established High-Tech Executive

With more than 20 years of executive management and leadership experience in the high-tech industry, Mr. Barrenechea was named to the Rackable Systems board of directors in 2006 and served as Rackable’s President and CEO. In that role, he led the acquisition of Silicon Graphics, Inc. (NASDAQ: SGI) and was appointed President and CEO of SGI in May 2009, serving through December 2011.

Previously, Mr. Barrenechea served as Executive Vice President and Chief Technology Officer for Computer Associates. Prior to this, he served as Senior Vice President of Applications Development at Oracle Corporation and was part of the executive management committee, managing a multi-thousand person global team and helping deliver release 11i of Oracle Applications.

Mark Barrenechea is 46 years old and in May 2011 the San Francisco Business Times named him 2011 Best Large Company CEO in recognition of his leadership and company growth. Mr. Barrenechea will also serve on the Open Text Corporation board of directors, and will relocate to Waterloo, Ontario.

John Shackleton: An Instrumental Leader for Open Text

John Shackleton and the board of directors have been actively working on a succession plan to fulfill the role of President and CEO upon his retirement. Mr. Shackleton will take on a consulting role through the end of the fiscal year assisting Mr. Barrenechea with the transition.

“On behalf of everyone at Open Text, I would like to express how instrumental John has been in growing the company since he came on board as President in 1998, and Chief Executive Officer in 2005,” said Tom Jenkins, Executive Chairman of the Board and Chief Strategy Officer. “John’s achievements during his 13 years as an executive at Open Text are remarkable. During that time, he guided the company as we grew from less than $100 million in revenue to more than $1 billion.”

“John’s leadership was demonstrated many times as he guided the company through both challenging times as well as some of the most exciting moments in our company’s history. Many of us at Open Text have benefited from John’s professionalism and the insights he brought with him every day while achieving complex tasks such as integrating entire companies and product lines,” said Jenkins. “We wish him the greatest happiness in his retirement.”

“During my tenure at Open Text, I have had the privilege of working with some incredibly talented people, not only with our employees but customers, partners and the investment community as well. I look forward to watching the company progress under Mark’s leadership for many years to come.” said Mr. Shackleton.

About OpenText

OpenText (TM) is the world’s largest independent provider of Enterprise Content Management software. The company’s solutions manage information for all types of business, compliance and industry requirements in large companies, government agencies and professional service firms. OpenText supports approximately 46,000 customers in 114 countries and 12 languages. For more information about OpenText, visit www.opentext.com.

Certain statements in this press release, including statements about the financial conditions, and results of operations and earnings for Open Text Corporation (“OpenText” or “the Company”), may contain words such as “could”, “expects”, “may”, “should”, “will”, “anticipates”, “believes”, “intends”, “estimates”, “targets”, “plans”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities laws. These statements are based on the Company’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which the Company operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. The Company’s assumptions, although considered reasonable by the Company at the date of this press release, may provide to be inaccurate and consequently the Company’s actual results could differ materially from the expectations set out herein.

Actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following: (i) the future performance, financial and otherwise, of OpenText; (ii) the ability of OpenText to bring new products to market and to increase sales; (iii) the strength of the Company’s product development pipeline; (iv) the Company’s growth and profitability prospects; (v) the estimated size and growth prospects of the ECM market; (vi) the Company’s competitive position in the ECM market and its ability to take advantage of future opportunities in this market; (vii) the benefits of the Company’s products to be realized by customers; and (viii) the demand for the Company’s product and the extent of deployment of the company’s products in the ECM marketplace. Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances. The risks and uncertainties that may affect forward-looking statements include, but are not limited to: (i) integration of acquisitions and related restructuring efforts, including the quantum of restructuring charges and the timing thereof; (ii) the possibility that the Company may be unable to meet its future reporting requirements under the Securities Exchange Act of 1934, as amended, and the rules promulgated there under; (iii) the risks associated with bringing new products to market; (iv) fluctuations in currency exchange rates; (v) delays in the purchasing decisions of the Company’s customers; (vi) the competition the Company faces in its industry and/or marketplace; (vii) the possibility of technical, logistical or planning issues in connection with the deployment of the Company’s products or services; (viii) the continuous commitment of the Company’s customers; and (ix) demand for the Company’s products.

For additional information with respect to risks and other factors which could occur, see the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC and other securities regulators. Unless otherwise required by applicable securities laws, the Company disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Copyright © 2011 by Open Text Corporation. “OPENTEXT”, “OPENTEXT EVERYWHERE” and the “OPENTEXT ECM SUITE” are trademarks or registered trademarks of Open Text Corporation in the United States of America, Canada, the European Union and/or other countries. This list of trademarks is not exhaustive. Other trademarks, registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text Corporation or other respective owners.

For more information, please contact:

Greg Secord

Vice President, Investor Relations

Open Text Corporation

519-888-7111 ext.2408

gsecord@opentext.com

Rich Maganini

Director, Public Relations

Open Text Corporation

847-961-0662

rmaganin@opentext.com

2